Exhibit 99.2

FOR IMMEDIATE RELEASE

Media Contact DKC Public Relations Ed Tagliaferri 212 981 5182 edmund_tagliaferri@dkcnews.com	Investor Relations Contact Viggle Inc. John C. Small 646 738 3220 john@viggle.com

VIGGLE HAS SINGLE BUSIEST DAY

Momentum from November and December Carries into January

New York, NY – (January 14, 2013) – Viggle Inc. (Symbol: VGGL), the popular television loyalty service, announced today that following on the significant growth of the last quarter Viggle had its biggest single day yesterday, January 13, with nearly 870,000 verified audio check-ins.

As of the end of the quarter ended December 31, 2012, 1,732,528 users have registered for Viggle’s application, of which 108,883 have been deactivated, for a total of 1,623,645 registered users.  This represents a 42% increase over the number of registered users as of September 30, 2012.

Viggle is continuing its steady growth, adding 351,000 monthly active users in the first 13 days of January alone. For the months of October, November, and December, 2012, monthly active users were 233,607, 369,630 and 443,292, respectively. Everyday, Viggle users are heavily engaged in the service, learning about new shows to watch, engaging in real-time synched experiences such as MyGuy and Viggle LIVE, chatting with other users about their favorite shows and all the while earning points that can be redeemed for real rewards.

"We are very pleased with the user growth we experienced in our second fiscal quarter,” said Greg Consiglio, President and COO of Viggle.  “We are excited to carry that momentum into the new year and believe that this positive momentum will position us well for the year ahead.”

About Viggle:

Viggle, launched in January 2012, rewards its users with points for their loyalty to and engagement with content around their favorite TV shows.  Points can be redeemed for real-world rewards from places like Best Buy, Amazon, Fandango, Hulu Plus and iTunes, among others. Viggle’s audio verification technology recognizes and allows users to check into live, DVR’d and online TV content from more than 170 of the most popular broadcast and cable channels.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of January 14, 2013.   Except as required by law, Viggle Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

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